EXHIBIT 99


For release at 4:05 EDT

Contacts:

Chairman and Chief Executive Officer               Chief Financial Officer
Zach Lonstein                                      William McHale
Infocrossing, Inc.                                 Infocrossing, Inc.
(201) 840-4726                                     (201) 840-4732
zlonstein@infocrossing.com                         wmchale@infocrossing.com

Media Relations                                    Investor Relations
Michael Wilczak                                    Matthew Hayden
Infocrossing, Inc.                                 Hayden Communications, Inc.
(201) 840-4941                                     (858) 704-5065
mwilczak@infocrossing.com                          matt@haydenir.com



                     INFOCROSSING REPORTS FINANCIAL RESULTS
                   FOR THE FIRST QUARTER ENDED MARCH 31, 2006

      Company Reports Revenues of $55.9 Million and EBITDA of $8.5 Million


LEONIA, NJ, May 10, 2006 -- Infocrossing, Inc. (Nasdaq: IFOX), a provider of selective IT outsourcing solutions, announced today the Company's financial results for the first quarter ended March 31, 2006. Results for the quarter were at the high end of the Company's previously announced guidance.

FIRST QUARTER HIGHLIGHTS

o Revenues reached a record $55,921,000, an increase of $18,394,000 compared with revenues of $37,527,000 for the first quarter of 2005.

o Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $8,465,000 for the first quarter of 2006, an increase of $322,000 compared with EBITDA of $8,143,000 for the same period last year. EBITDA for the first quarter of 2006 includes a non-cash charge of $464,000 for expensing stock options under new accounting rules. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

o Completed a significant portion of the integration of the (i)Structure acquisition. The Company is on track to achieve the forecasted $9,000,000 to $11,000,000 in cost savings for 2006. Approximately 90 positions were eliminated as of May 1, 2006, and forecasted hardware, software and communications savings have been identified and are in the process of being implemented. As a result, the Company expects to achieve annualized savings of $13,000,000 to $15,000,000 upon completion of the integration at the end of the year.

o Added fifteen clients for the new Medicare Part D service, bringing the total client base to 60 managed care companies that are now using the Company's Medicare Part D enrollment and reconciliation services.


For the first quarter ended March 31, 2006, revenues grew 49.0% to $55,921,000 compared with revenues of $37,527,000 reported for the first quarter of 2005. These results were at the high end of the Company's previously provided guidance of revenues between $55,000,000 and $56,000,000 for the quarter. Revenues for the first quarter of 2006 included $19,564,000 from the acquisition of
(i)Structure, which had closed on November 30, 2005. Excluding (i)Structure, revenues declined $1,170,000, or 3.1% compared with the first quarter of 2005. On a sequential basis, revenues excluding those from the acquisition of
(i)Structure increased by $2,359,000, or 6.9%, from $33,997,000 for the fourth quarter of 2005.

Gross margin for the first quarter of 2006 was 28.0%, compared with gross margin of 31.0% for the comparable period last year. The reduction reflects lower revenues, excluding the (i)Structure acquisition, without offsetting cost reductions. After the close of the (i)Structure acquisition, the Company began implementing cost reductions that are expected to result in savings of between $9,000,000 to $11,000,000 in 2006, with a portion of the savings to be realized in the second quarter and additional savings expected to be realized in the third and fourth quarters of the year. Identified synergies are expected to result in between $13,000,000 to $15,000,000 in annualized savings once the reductions have been fully implemented by the end of 2006. The Company expects gross margins to improve to approximately 33% by the end of the year.

EBITDA for the first quarter of 2006 was $8,465,000, an increase of $322,000, compared with $8,143,000 for the first quarter of 2005. These results exceeded the Company's previously announced forecast of EBITDA between $8,000,000 and $8,400,000 for the quarter. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Income before taxes for the first quarter was $1,917,000, a decrease of $2,141,000, compared with Income before taxes of $4,058,000 for the comparable period last year. The decrease resulted from higher selling, general and administrative expense, interest and depreciation expenses due to the
(i)Structure acquisition. Net income for the current quarter was $1,011,000, or $0.05 per diluted share, compared with net income of $2,437,000, or $0.11 per diluted share for the comparable quarter last year.

Cash used in operations for the first quarter of 2006 was $34,000, compared with $5,345,000 of cash generated from operations in the first quarter of 2005. Free cash flow was a negative $1,396,000 for the quarter ended March 31, 2006 compared with a positive of $4,384,000 for the comparable period last year. Cash used in operations and free cash used in the first quarter of 2006 included the full year prepayment of annual software license fees totaling $7,650,000 pursuant to an (i)Structure agreement existing prior to the acquisition. Excluding this prepayment, cash flow from operations would have been $5,704, 000 for the first quarter of 2006 and free cash flow would have been $4,342,000 for such period. The prepayment of annual software license fees will result in higher free cash flow during the balance of 2006. As previously announced, the Company expects between $25,000,000 and $29,000,000 of free cash flow for the year.

"We are very pleased with our results for the first quarter of 2006," stated Zach Lonstein, Chairman and Chief Executive Officer of the Company. "We achieved our revenue, EBITDA and net income objectives for the quarter and made significant progress in integrating (i)Structure to realize the forecasted sales and cost synergies of the acquisition. We have fully integrated our sales, marketing and client services organizations to drive greater demand for our services, close existing opportunities in our sales pipeline and cross sell our expanded capabilities to our existing client base. Since January 1, 2006 we have signed new revenue commitments totaling $25,100,000 over contract terms up to five years in length," Mr. Lonstein continued. "Furthermore, we have moved aggressively to achieve the forecasted $9,000,000 to $11,000,000 in cost savings expected to be realized in 2006. Since the acquisition closed on November 30, 2005, we have eliminated approximately 90 positions, leveraged our greater scale to renegotiate vendor pricing and identified further savings to be implemented throughout the remainder of the year. The majority of the reductions were implemented in the first quarter and savings are expected to be realized in the second quarter with additional savings in the third and fourth quarters of 2006."


BUSINESS OUTLOOK FOR THE SECOND QUARTER AND FULL YEAR 2006

For the second quarter ending June 30, 2006, the Company forecasts revenues to be between $56,500,000 and $57,500,000 and EBITDA to be between $9,500,000 and $9,900,000. A reconciliation of net income to EBITDA is included in Appendix B and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

In a press release issued October 25, 2005, the Company provided revenues, EBITDA and net income guidance for 2006. Revenues for the full year ending December 31, 2006 were forecasted to be between $239,000,000 and $246,000,000. EBITDA for 2006 was projected to be between $43,500,000 and $46,100,000, and net income for the period was forecasted to be between $6,800,000 and $7,900,000. A reconciliation of net income to EBITDA is included in Appendix B and descriptions of the reason for presenting this measure, as well as its limitations, are explained below. The Company projected free cash flow for 2006 to be between $25,000,000 and $29,000,000. A reconciliation of free cash flow to cash flow from operations is included in Appendix B and descriptions of the reason for presenting this measure, as well as its limitations, are explained below.

"We remain committed to achieving our forecast for 2006 and believe we will end the year in the lower end of our guidance range," Mr. Lonstein stated. "Furthermore, we believe the accomplishments of the last several months provide us with the foundation to deliver long-term growth," Mr. Lonstein concluded.

The Company will hold a conference call for investors and analysts on Wednesday, May 10, 2006 at 4:30 p.m. ET to discuss results for the first quarter ended March 31, 2006. The call-in number for the live audio call beginning at 4:30 p.m. ET is 1-973-582-2785. A live webcast of the conference call will be broadcast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net, or the Company's website at www.infocrossing.com. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp
An audio replay of the conference call will be available for seven days beginning from 6:30 p.m. ET on May 10, 2006, at 973-341-3080. The pass code for the replay is 7347894. A webcast of the conference call will be available for 30 days following the call at http://www.infocrossing.com, or through ViaVid at http://www.viavid.net.

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only on a supplemental basis.

FCF represents Free Cash Flow. FCF is defined as cash flow from operations less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to us, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. These limitations include that FCF excludes other significant cash flows, such as principal payments on debt. Because of these limitations, FCF should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using FCF only on a supplemental basis.


About Infocrossing, Inc. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the acquisition and integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc. and (i)Structure, LLC; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                           (financial tables follow)

                        INFOCROSSING, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited, in thousands, except per share amounts)

                                                   Three Months Ended March 31,
                                              ----------------------------------------
                                                    2006                  2005
                                              ------------------    ------------------
                                                            (Unaudited)
REVENUES                                      $         55,921      $         37,527
                                                 ---------------       ---------------
COSTS and EXPENSES:
   Costs of revenues, excluding
      depreciation shown below                          40,265                25,847
   Selling and promotion costs                           1,958                   958
   General and administrative expenses                   5,233                 2,579
   Depreciation and amortization                         4,131                 2,620
                                                 ---------------       ---------------
                                                        51,587                32,004
                                                 ---------------       ---------------
INCOME FROM OPERATIONS                                   4,334                 5,523
                                                 ---------------       ---------------

Interest income                                           (105)                 (126)
Interest expense                                         2,522                  1591
                                                 ---------------       ---------------
                                                         2,417                 1,465
                                                 ---------------       ---------------
 INCOME BEFORE
     INCOME TAXES                                       1,917                 4,058

Income tax expense                                        906                 1,621
                                                 ---------------       ---------------

NET INCOME                                    $         1,011       $         2,437
                                                 ===============       ===============

BASIC INCOME PER SHARE:
   Net income                                 $          0.05       $          0.12
                                                 ===============       ===============
   Weighted average number of common
      shares outstanding                           20,754,196            20,086,501
                                                 ===============       ===============
DILUTED INCOME PER SHARE:
   Net income                                 $           0.05      $           0.11
                                                 ===============       ===============
   Weighted average number of
       common shares and share equivalents
       outstanding                                  21,922,259            27,338,434
                                                 ===============       ===============


        Certain reclassifications were made to prior period amounts to conform to the current presentation.

                        INFOCROSSING, INC. & SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                       March 31,       December 31,
                                                                                         2006             2005
                                                                                  --------------     --------------
                                                                                    (Unaudited)
                           ASSETS
Cash and equivalents                                                              $     11,734       $     16,892
Trade accounts receivable, net of allowances for doubtful accounts of
   $473 and $637 at March 31, 2006 and December 31, 2005, respectively                  25,217             25,631
Other current assets                                                                    21,036             13,103
                                                                                    -----------        -----------
Total current assets                                                                    57,987             55,626

Property, equipment and purchased software, net                                         40,024             40,749
Goodwill                                                                               154,678            150,799
Other non-current assets                                                                38,733             39,261
                                                                                    -----------        -----------
TOTAL ASSETS                                                                      $    291,422       $    286,435
                                                                                    ===========        ===========

             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                               $     50,412       $     49,710
Long-term debt and capitalized lease obligations, net of current portion               121,260            123,734
Other long-term liabilities                                                              9,335              5,961
                                                                                    -----------        -----------
TOTAL LIABILITIES                                                                      181,007            179,405
Common stockholders' equity                                                            110,415            107,030
                                                                                    -----------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $    291,422       $    286,435
                                                                                    ===========        ===========

Certain reclassifications were made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

APPENDIX A - RECONCILIATIONS OF HISTORICAL INFORMATION

EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the quarters ended March 31, 2006 and 2005, respectively, is as follows (in thousands):

                                                   Three Months Ended March 31,
                                              ----------------------------------------
                                                    2006                  2005
                                              ------------------    ------------------
Net income (loss)                             $           1,011     $           2,437
Add (deduct):
  Income tax provision)                                     906                 1,621
  Net interest expense                                    2,417                 1,465
  Depreciation and amortization                           4,131                 2,620
                                                 ---------------       ---------------
EBITDA                                        $           8,465     $           8,143
                                                 ===============       ===============


Certain reclassifications were made to prior period amounts to conform to the current presentation.


FREE CASH FLOW RECONCILIATION
The reconciliation of cash flows provided by (used in) operations with free cash flow for the quarters ended March 31, 2006 and 2005, respectively, is as follows (in thousands):

                                                     Three Months Ended March 31,
                                                ---------------------------------------
                                                      2006                  2005
                                                -----------------     -----------------

Cash flow provided by (used in) operations      $            (34)     $         5,345
Less:
   Purchases of property and equipment
     including software costs deferred                    (1,362)                (961)

                                                   ---------------       --------------
Free Cash Flow                                  $         (1,396)     $         4,384
                                                   ===============       ==============

APPENDIX B - RECONCILIATIONS OF GUIDANCE INFORMATION

SUPPLEMENTARY INFORMATION

Appendix A
EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the projected quarter ending June 30, 2006 and year-ending December 31, 2006 are as follows (in thousands):

                                               Projected 2nd Quarter Ending June 30,
                                                               2006                        Projected Year Ending December 31, 2006
                                              ----------------------------------------    -----------------------------------------
                                                     Low                  High                   Low                    High
                                              ------------------    ------------------    -------------------    ------------------
Net income (loss)                             $          1,400      $          1,600      $           6,800      $            7,900
Add (deduct):
  Income tax provision (benefit)                         1,100                 1,300                  4,500                   5,200
  Net interest expense                                   2,600                 2,600                 10,000                  10,400
  Depreciation and amortization                          4,400                 4,400                 22,200                  22,600
                                                 ---------------       ---------------       ----------------      -----------------
EBITDA                                        $          9,500      $          9,900      $          43,500      $           46,100
                                                 ===============       ===============       ================      =================

Certain reclassifications were made to prior period amounts to conform to the current presentation.


FREE CASH FLOW RECONCILIATION
The reconciliation of cash flows provided by operations with free cash flow for the projected year ending December 31, 2006 is as follows (in thousands):

                                              Projected Year Ending December 31, 2006
                                              ----------------------------------------
                                                     Low                  High
                                              ------------------    ------------------

Cash flow provided by operations              $         28,000      $         32,000
Less:
   Purchases of property and equipment
     including software costs deferred                  (3,000)               (3,000)

                                                 ---------------       ---------------
Free Cash Flow                                $         25,000      $         29,000
                                                 ===============       ===============




                                                       #####